Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-137366) on Amendment No. 2 to Form S-1 of Steakhouse Partners, Inc. and subsidiaries of our report dated March 16, 2004 relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 16, 2004, relating to the financial statement schedule appearing elsewhere in this Registration Statement. Our report dated March 16, 2004 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California

November 1, 2006